Exhibit 99.1

For more information, contact:

Albertsons Investor Relations
208/395-6622

Albertsons Public Affairs
208/395-4024

ALBERTSONS ANNOUNCES FIRST QUARTER 2005
RESULTS

Earnings Increase +93%.....Results Exceed First Call Consensus

Sales Grow +16% to $10 Billion

SG&A Expense Ratio Declines for Fourth Consecutive Quarter

Jacksonville Market Exit Continues Portfolio Rationalization

Boise, Idaho (June 7, 2005) – Albertson’s, Inc. (NYSE: ABS) reported financial results today for its first quarter 2005 which ended May 5, 2005.

Net earnings from continuing operations rose +93% to $107 million, or $.29 per diluted share, compared to $56 million or $.15 per diluted share, in the first quarter of the prior year. The increase in earnings during the first quarter of 2005 was primarily the result of the continuing recovery in Southern California and the addition of Shaw’s.

Total sales grew +16% to $10 billion as compared to $8.6 billion in last year’s first quarter. The increase in total sales was primarily due to the acquisition of Shaw’s, progress in recovering from the labor dispute in Southern California, new store expansion, and several new nationally coordinated merchandising programs launched across the company’s banners. Total Company comparable store sales increased +1.8% and identical store sales increased +1.6% for the quarter.

Total gross profit for the quarter grew +16% or $382 million to $2.81 billion, compared to $2.43 billion in the prior year’s first quarter. Gross profit as a percentage of sales declined slightly to 28.11%, down 8 basis points from 28.19% for the same period last year.

During the quarter, selling general and administrative (SG&A) expenses as a percentage of sales decreased 78 basis points to 25.18%, compared to 25.96% in the first quarter of 2004. This decrease as a percentage of sales was primarily the result of reductions in wages and benefits, gain on sale of assets offset by impairment charges, lower legal expenses and workers’ compensation costs, as well as costs associated with the labor dispute in Southern California negatively impacting the prior year period.

The Company remained ahead of plan in its major cost control program initiated in mid-2001, which is targeting cost savings of $1.25 billion by the end of fiscal 2006. During the quarter $51 million in cost savings were achieved bringing the company’s cumulative cost savings total since mid-2001 to $1.054 billion.

During the first quarter the Company also continued its capital expenditure program, opening a total of 25 stores, completing 25 remodels, and completing 30 technology projects.

Continuing the progress of improving its asset base, the Company announced its exit from the Jacksonville, Florida market where it entered into a definitive agreement to sell all seven Albertsons stores. The transaction is expected to close in mid-July, subject to the satisfaction of customary closing conditions. This pending transaction resulted in a charge that negatively impacted earnings from discontinued operations for the first quarter by $0.02 per diluted share. The majority of the charge is for non-cash impairment write-downs associated with the sale of property and equipment.

During the quarter the company achieved several additional accomplishments that included the following highlights:

•	Extreme Inc. more than doubled its number of price-impact stores to 24, opening 13 new stores in Florida and Utah under the Super Saver banner.

•	Expansion of the successful Renaissance drugstore format continued in both stand alone drug and combo stores. Currently, a total of 129 drug stores and drug sections of combo stores now feature elements of the Renaissance format.

•	Dual branding continued during the quarter as an additional 383 pharmacies were converted to either the Osco or Sav-on banner. This brings the total number of dual branded combination stores to 1,060. By the end of fiscal 2005, the company expects that all food stores with pharmacies will be dual branded with either the Osco or Sav-on banner.

•	RFID testing continued during the quarter as the company worked closely with top suppliers to gauge the benefits of RFID for supply chain optimization.

•	The number of Six Sigma black belts rose to nearly 100 during the quarter. Currently, 178 projects are underway, providing the potential for significant process improvement and cost savings going forward.

•	Albertsons.com received the highest overall scores out of eight online grocers surveyed by Money magazine. Top rankings were based on quality/freshness and selection/variety.

Looking forward, the Company reaffirmed its most recent fiscal 2005 earnings per share guidance from continuing operations of $1.37 to $1.47 per diluted share. Comparable and identical store sales are expected to be positive for the full year. Capital expenditures for the year are expected to be between $1.3 billion and $1.4 billion, which includes cash capital expenditures, capital leases and operating leases. These estimates do not include the impact of any extraordinary items that might occur.

Albertsons is one of the world’s largest food and drug retailers. The Company’s divisions and subsidiaries operate approximately 2,500 stores in 37 states across the U.S. and employ more than 240,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Sav-on Drugs, Osco Drug, and Star Market, as well as Super Saver and Bristol Farms, which are operated independently. For more information about Albertsons, please visit our website at www.albertsons.com.

XXX

For purposes of identical and comparable store sales percentages disclosed in this release, the 206 acquired Shaw’s stores and the 11 acquired Bristol Farms stores are not included in the Company’s identical or comparable store sales computations and will not be included until the second and fourth quarters of 2005, respectively. Identical stores are defined as stores that have been in operation for both full fiscal periods. Comparable store sales use the same store base as the identical store sales computation but include sales at replacement stores.

Certain statements made in this press release, including statements regarding the Company’s expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995.

In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements may relate to, among other things: statements of expectation regarding the results of operations for the Company’s 2005 fiscal year; achieving sales increases and increases in comparable and identical sales; attainment in cost reduction goals; competing effectively; and the Company’s five strategic imperatives. These statements are indicated by words or phrases such as “expects,” “plans,” “believes,” “estimate,” “goal” and “guidance”.

Important assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations; adverse determinations with respect to, or the need to increase reserves for litigation or other claims (including environmental matters); financial difficulties experienced by third-party insurance providers; employee benefit costs; the Company’s ability to recruit, retain and develop employees; the Company’s ability to develop new stores or complete remodels as rapidly as planned; the Company’s ability to implement new technology successfully; stability of product costs; the Company’s ability to integrate the operations of and realize synergies from acquired or merged companies, including Shaw’s; the Company’s ability to execute its restructuring plans, including the ability of the Company to complete the sale of non-strategic or underperforming assets, such as the Company’s stores in the Jacksonville, Florida market; the Company’s ability to achieve its five strategic imperatives; and other factors affecting the Company’s business in or beyond the Company’s control. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; the continued safety of the products the Company sells; changes in the general economy; changes in interest rates; and the occurrence of natural disasters.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.

ALBERTSON’S, INC.
(Unaudited – Dollars in millions, except per share amounts)

Consolidated Earnings Statements

	13 Weeks Ended		13 Weeks Ended
	May 5, 2005		April 29, 2004

Sales	$9,993	100.00%	$8,612	100.00%
Cost of sales	7,183	71.89	6,184	71.81

Gross profit	2,810	28.11	2,428	28.19
Selling, general and administrative expenses	2,517	25.18	2,236	25.96

Operating profit	293	2.93	192	2.23
Interest expense, net	132	1.33	103	1.19
Other income, net	(1)	(0.01)	—	—

Earnings from continuing operations before income taxes	162	1.62	89	1.03
Income tax expense	55	0.55	33	0.39

Earnings from continuing operations	107	1.07	56	0.64
Discontinued operations:
Operating loss	(1)	(0.01)	(1)	(0.01)
Loss on disposal	(11)	(0.11)	(30)	(0.35)
Income tax benefit	5	0.05	11	0.14

Loss from discontinued operations	(7)	0.07	(20)	(0.23)

Net earnings	$100	1.00%	$36	0.42%

Earnings (Loss) Per Share:
Basic
Continuing operations	$0.29		$0.15
Discontinued operations	(0.02)		(0.05)
Net earnings	0.27		0.10

Diluted
Continuing operations	$0.29		$0.15
Discontinued operations	(0.02)		(0.05)
Net earnings	0.27		0.10

Weighted Average Common Shares Outstanding:
Basic	370		369
Diluted	371		371

Percentages or amounts may not sum due to rounding differences.

ALBERTSON’S, INC.
(Unaudited – In millions)

Consolidated Balance Sheet Data

	May 5, 2005	February 3, 2005

Assets
Current Assets:
Cash and cash equivalents	$246	$273
Accounts and notes receivable, net	663	675
Inventories	3,166	3,119
Assets held for sale	49	43
Prepaid and other	227	185

Total Current Assets	4,351	4,295

Land, Buildings and Equipment, net	10,257	10,472
Goodwill	2,285	2,284
Intangibles, net	859	868
Other assets	404	392

Total Assets	$18,156	$18,311

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,406	$2,250
Salaries and related liabilities	589	739
Self-insurance	261	263
Current maturities of long-term debt and capital lease obligations	234	238
Other current liabilities	551	595

Total Current Liabilities	4,041	4,085

Long-term debt	5,656	5,792
Capital lease obligations	843	857
Self-insurance	656	632
Other long-term liabilities and deferred credits	1,504	1,524

Stockholders’ Equity
Common stock	368	368
Capital in excess of par	72	66
Retained earnings	5,016	4,987

Total Stockholders’ Equity	5,456	5,421

Total Liabilities and Stockholders’ Equity	$18,156	$18,311

Total Common Shares Outstanding at End of Period	368	368

Condensed Consolidated Cash Flow Data

	13 Weeks Ended	13 Weeks Ended
	May 5, 2005	April 29, 2004

Cash Flows From Operating Activities:
Net earnings	$100	$36
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	291	246
Net deferred income taxes	(17)	90
Discontinued operations noncash charges	13	33
Other noncash (credits) charges	(5)	22
Changes in operating assets and liabilities	(96)	38

Net cash provided by operating activities	286	465

Cash Flows From Investing Activities:
Capital expenditures	(184)	(220)
Proceeds from disposal of land, buildings, equipment, and assets held for sale	82	32
Other	2	(9)

Net cash used in investing activities	(100)	(197)

Cash Flows From Financing Activities:
Commercial paper, net	(135)	1,603
Proceeds from stock options exercised	1	6
Payments on long-term borrowings	(9)	(5)
Dividends paid	(70)	(70)

Net cash (used in) provided by financing activities	(213)	1,534

Net (decrease) increase in cash and cash equivalents	(27)	1,802
Cash and cash equivalents at beginning of period	273	561

Cash and cash equivalents at end of period	$246	$2,363